EXHIBIT (h)(4)

PRINCIPAL FINANCIAL OFFICER/TREASURER SERVICES AGREEMENT

AGREEMENT made as of October 22, 2009 by and between Old Mutual Global Shares Trust, a Delaware statutory trust, with its principal office and place of business at 10 High Street, Suite 302, Boston, MA 02110 (the “Fund”), and Foreside Management Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund is, or will be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund and Foreside hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)

The Fund hereby appoints Foreside, and Foreside hereby agrees, to provide an individual to serve as the Fund’s Principal Financial Officer and Treasurer (“PFO/Treasurer”) for the period and on the terms and conditions set forth in this Agreement.

(b)

In connection therewith, the Fund has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar document that may be adopted by the Fund under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund; and (v) all compliance policies, programs and procedures adopted by the Fund with respect to the Fund.  The Fund shall deliver to Foreside a certified copy of the resolution of the Board of Trustees of the Fund (the “Board”) appointing the PFO/Treasurer hereunder and authorizing the execution and delivery of this Agreement.  In addition, the Fund shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other Fund documents that would enable Foreside to perform the services described in this Agreement.

SECTION 2.  DUTIES OF FORESIDE

(a)

Subject to the approval of the Board, Foreside shall make available an individual who is competent and knowledgeable regarding the management and internal controls of the Fund to serve as the PFO/Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund’s “Principal Financial Officer” and “Treasurer”.  The name and relevant experience of Foreside’s proposed PFO/Treasurer is set forth in Appendix A hereto.

(b)

Foreside and/or the PFO/Treasurer, as an agent of Foreside, shall provide the services as set forth on Appendix B hereto (the “Services”).

(c)

Foreside shall maintain records relating to the Services, such as policies and procedures, relevant Board presentations, and other records (collectively, the “Records”), as are required to be maintained under the relevant securities laws and regulations.  Such reports shall be maintained in the manner and for the periods as are required under such laws and regulations.  The Records shall be the property of the Fund.  The Fund, or the Fund’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours.  Upon the reasonable request of the Fund, copies of any of the Records shall be provided promptly by Foreside to the Fund or the Fund’s authorized representatives at the Fund’s expense.

(d)

Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act.  Except with respect to Foreside’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund.  All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e)

In order for Foreside to perform the Services, the Fund shall take reasonable steps to (i) encourage all of its service providers to furnish any and all information to Foreside as reasonably requested; and (ii) ensure that Foreside has access to all relevant records and documents maintained by the Fund or any service provider to the Fund.

(f)

Foreside may provide other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

SECTION 3.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)

Foreside shall use its best judgment and efforts in rendering the Services and shall not be liable to the Fund or any of the Fund’s stockholders for any action or inaction of Foreside or the PFO/Treasurer relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence or willful misfeasance.  Further, neither Foreside nor the PFO/Treasurer shall be liable to the Fund or any of the Fund’s stockholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund counsel; and/or (ii) any certified copy of any resolution of the Board.  Neither Foreside nor the PFO/Treasurer shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the PFO/Treasurer reasonably believe in good faith to be genuine.

(b)

The Fund agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund.

In no case (i) is the indemnity of the Fund in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund of any claim shall not relieve the Fund from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund prejudices the Fund’s ability to defend against such claim. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(c)

Foreside agrees to indemnify and hold harmless the Fund and each of its Trustees and officers, employees and agents and any person who controls the Fund within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, any of the Fund, and each of its Trustees and officers and its controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)

No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld.  No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

(a)

Foreside covenants, represents and warrants to the Fund that:

(i)

it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)

it is duly qualified to carry on its business in the State of Maine;

(iii)

it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)

it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to perform its duties and obligations under this Agreement and to assist the PFO/Treasurer in the performance of his or her duties and obligations under this Agreement;

(vi)

this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)

it shall report to the Board promptly if Foreside learns about PFO/Treasurer malfeasance or in the event the PFO/Treasurer is terminated as an officer by another fund or terminated by Foreside;

(viii)

it shall comply with all applicable laws; and

(ix)

it shall maintain policies of insurance reasonable and customary for its business.

(b)

The Fund covenants, represents and warrants to Foreside that:

(i)

it is a statutory trust duly organized and in good standing under the laws of Delaware;

(ii)

it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)

it is, or will be within a reasonable date, an [open-end] management investment company registered under the 1940 Act;

(v)

this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)

a registration statement under the Securities Act and the Exchange Act is or will be effective and will remain effective and appropriate State securities law filings will be or have been made and will continue to be made with respect the Fund;

(vii)

the PFO/Treasurer shall be covered by the Fund’s Directors & Officers Liability Insurance Policy (the "Policy"), and the Fund shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the PFO/Treasurer ceases to serve as an officer of the Fund on substantially the same terms as such coverage is provided for all other Fund officers after such persons are no longer officers of the Fund; and (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for all other Fund officers (and for a period no less than six years).  The Fund shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)

the PFO/Treasurer is a named officer in the Fund’s corporate resolutions and subject to the provisions of the Fund’s Organizational Documents regarding indemnification of its officers.

SECTION 5.  COMPENSATION AND EXPENSES

(a)

In consideration of the services provided by Foreside pursuant to this Agreement, the Fund shall pay Foreside the fees and expenses set forth in Appendix C hereto.

All fees payable hereunder shall be accrued daily by the Fund and shall be payable monthly in arrears within 30 (thirty) days of receipt of an invoice by Foreside, in the event there is no dispute in respect of the invoice, for services performed during the prior calendar month.  All out-of-pocket charges incurred by Foreside shall be paid within 30 (thirty) days of receipt of an invoice by Foreside, in the event there is no dispute in respect of the invoice,.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement, the Fund shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)

Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund counsel.  The costs of any such advice or opinion shall be borne by the Fund.

(c)

The PFO/Treasurer is serving solely as an officer of the Fund and neither the PFO/Treasurer nor Foreside shall be responsible for, or have any obligation to pay, any of the expenses of the Fund.  All Fund expenses shall be the sole obligation of the Fund, which shall pay or cause to be paid all Fund expenses.

SECTION 6.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)

This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing the Services, whichever is later (the “Effective Date”).  Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

(b)

This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)

(i)  This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund.

(ii)  a party may terminate this Agreement immediately without notice upon the issuance by any federal, state or local regulatory body of any administrative or regulatory sanction or penalty against the other party concerning or relating to this Agreement, or a petition in bankruptcy is filed by or against the other party, if such other party shall have made an assignment for the benefit of creditors, if the other party shall have voluntarily or involuntarily been adjudicated a bankrupt, or if a petition is filed for the reorganization of the other party.

(d)

The provisions of Sections 3, 6(d), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e)

This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund except by the specific written consent of the other party.  All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7.  CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable).  Foreside agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Foreside  is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund as promptly as possible so as to enable the Fund to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund.

SECTION 8.  FORCE MAJEURE

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply.  In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties that have not been engaged by Foreside, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9.  ACTIVITIES OF FORESIDE

(a)

Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund (including, without limitation, the PFO/Treasurer), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)

Upon prior written approval by the Fund, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder.  Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund.

SECTION 10.  COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11.  LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

The trustees of the Fund and the stockholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund.

SECTION 12.  MISCELLANEOUS

(a)

Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b)

This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(c)

This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d)

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.  This Agreement shall be construed as if drafted jointly by both Foreside and Fund and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e)

Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f)

Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)

Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day.  Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(h)

The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

OLD MUTUAL GLOBAL SHARES TRUST

By: __________________

Name:

Title:

FORESIDE MANAGEMENT SERVICES, LLC

By:  /s/ David M. Whitaker

David M. Whitaker

Vice President

Appendix A

Named PFO/Treasurer

Trudance L.C. Bakke

Summary of Experience

Month/year Birth	Officer	Principal Occupation over the last 5 years
08/1971	PFO

Appendix B

Services

•

Attend and represent the Funds at periodic board meetings as necessary;

•

Make all necessary representations and certifications including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors);

•

Review and sign as PFO/Treasurer on all shareholder communications and all SEC filings as required;

•

Undertake periodic risk-based reviews of the Fund’s service provider operations to ensure compliance with Fund policies and accounting statement requirements;

•

Design and recommend disclosure controls and procedures for financial statements to ensure that all relevant Fund financial information is properly disclosed to the executive officers and the Board;

•

Ensure the fund administrator is in compliance with Board policies, procedures, by-laws and resolutions as they pertain to expense management;

•

Undertake periodic risk-based reviews of the Fund’s service provider operations to ensure compliance with Fund policies and accounting statement requirements;

•

Oversee the budgeting process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the Fund;

•

Review performance of investment adviser, independent accountant and other service providers as per certification requirements and coordinate contract renewal process regarding the same;

•

Approve the Fund’s accounting policies; create and review policies with investment adviser, Fund’s auditors and accountant and propose any required amendments for approval by the Board;

•

Coordinate timing of financial statement preparation and filings; review as per certification requirements;

•

Support the Principal Executive Officer of the Fund and President of the investment adviser to ensure that the goals of the Fund are aligned with the investment adviser’s objectives;

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Appendix B (continued)

•

Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

•

Represent the Fund as PFO/Treasurer at SEC examinations as required;

•

Present materials to the Board, audit committees and senior management, as required or requested;

•

Periodic review of performance of each service provider against the Fund’s policies, procedures and contracts in cooperation with the Fund’s CCO and President.  Review performance against industry peer benchmarks; and

•

Other attendant duties of PFO/Treasurer as required.

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Appendix C

PFO/Treasurer Services Fees

One-time Fees	One-time
Once-only fee for Fund compliance program setup, including hosting on workflow system	WAIVED

Recurring Fees	Rate
Flat fee for PFO/Treasurer Services	$80,000 per year, calculated and billed monthly

* All fees payable pursuant to this Agreement and this Schedule A are subject to an annual increase, commencing on the one-year anniversary of the Effective Date.  Such annual increases shall be in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index since the Effective Date or the date of the last fee increase, as the case may be.

Out-Of-Pocket and Related Expenses

The Fund shall also reimburse Foreside for reasonable documented out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)

communications;

(ii)

postage and delivery services;

(iii)

record storage and retention;

(iv)

reproduction;

(v)

reasonable travel expenses for the PFO incurred in connection with the provision of the services pursuant to this Agreement;

(vi)

reasonable travel expenses incurred in connection with travel requested by the Board; and

(vii)

any other expenses incurred in connection with the provision of the services pursuant to this Agreement, provided that for expenses under this subsection, Foreside shall obtain advance consent from the Client for any expenses exceeding five hundred dollars ($500.00) per annum.

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